Exhibit 4.3

DESCRIPTION OF CAPITAL STOCK

The following is a description of the capital stock of Crexendo, Inc. (the “Company”) and certain provisions of the Company’s Articles of Incorporation, as amended (“Articles”), Bylaws, as amended (“Bylaws”), and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of the Company’s Articles and Bylaws, copies of which have been filed with the Securities and Exchange Commission (“SEC”) and are also available upon request from the Company.

General

Under our Articles of Incorporation, as amended, we have authority to issue up to 30,000,000, par value $0.001 per share, of which 25,000,000 shares shall be designated as Common Shares and 5,000,000 shall be designated as Preferred Stock. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

Authority to issue shares is expressly granted to the Board of Directors of Crexendo, Inc. (or a committee thereof designated by the Board of Directors pursuant to the Bylaws of Crexendo, Inc. as amended from time to time) to issue the Preferred Shares from time to time as Preferred Shares of any series and declare and pay dividends thereon in accordance with the terms thereof in connection with the creation of each such series, to fix by resolution or resolutions providing for the issuance of shares thereof, the number of such shares, the designations, powers, preferences, and rights (including voting rights) and the qualifications, limitations, and restrictions of such series, subject to the full extent and not or hereafter permitted by the laws of the state of Nevada.

As of December 31, 2019, 14,884,755 shares of our common stock were issued and outstanding, and 5,001,214 shares of common stock were reserved for issuance pursuant to the Company’s incentive stock-based compensation plan. Our common stock is listed on the OTCQX Marketplace. The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

As of December 31, 2019, no shares of our preferred stock were issued and outstanding. The Company has no present plans to issue any shares of its preferred stock.

Certain Provisions of the Articles and Bylaws

Annual Meeting. A meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the shareholders entitled to vote at the meeting (if such date is different from the record date for shareholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of shareholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the shareholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to shareholders shall be in writing and delivered personally or mailed to the shareholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to shareholders, notice of meetings may be given to shareholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be by decided by a plurality of the votes cast at a meeting of the shareholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, any matter, other than the election of directors, brought before any meeting of shareholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of shareholders need not be by written ballot.

Written Consent of Shareholders Without a Meeting. The Bylaws provide that any action to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the Corporation by delivery to its registered office in the State of Nevada, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by the By-laws, written consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those shareholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Right of Indemnification. The Bylaws provide that Each director or officer of the corporation, whether or not then in office, and any person whose testator or intestate was such a director or officer, shall be indemnified by the corporation for the defense of, or in connection with, any threatened, pending or completed actions or proceedings and appeals therein, whether civil, criminal, administrative or investigative, in accordance with and to the fullest extent permitted by the Business Corporation Law of the State of Nevada or other applicable law, as such law now exists or may hereafter be adopted or amended, against, without limitation, all judgments, fines, amounts paid in settlements, and all expenses, including attorneys' and other experts' fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or actually and reasonably incurred by such person.

Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property or in shares of the Corporation's capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Transfer Agent. The transfer agent and registrar for our common stock is Direct Transfer, LLC, One Glenwood Ave, Suite 1001, Raleigh, NC 27603.